Exhibit 99.1

EDITORIAL CONTACTS:

Amy Flores, Agilent — Corporate

+1 408 345 8194

amy_flores@agilent.com

Theresa Khoo, Agilent — Asia Pacific

+65 62158524

theresa-kt_khoo@agilent.com

Janet Smith, Agilent — Electronic Measurement Group

+1 970 679 5397

janet_smith@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez

+1 408 345 8948

alicia_rodriguez@agilent.com

Agilent Technologies Signs Agreement to Sell Network Solutions Business to JDSU

SANTA CLARA, Calif., Feb. 11, 2010 — Agilent Technologies Inc. (NYSE: A) today announced it has signed a definitive agreement to sell its network solutions business to JDSU (NASDAQ: JDSU; and TSX: JDU). JDSU will pay Agilent $165 million in cash. Subject to customary closing conditions and regulatory approval, the transaction is expected to be final in the June calendar quarter 2010.

The network solutions business includes Agilent’s network assurance solutions, network protocol test and drive test products. The business had annual revenue of $162 million in its fiscal year ending Oct. 31, 2009. Agilent is an industry leader in network assurance and in next-generation network test systems. Its customer base includes leading service providers and network equipment manufacturers from around the world.

Agilent is selling its network solutions business because it believes the business and its customers will be better served by a company that is focused exclusively on communications network test.

“We are pleased to have reached an agreement with JDSU for the sale of our network solutions business,” said Ron Nersesian, president of Agilent’s Electronic Measurement Group. “We believe JDSU is an excellent fit for this business. Their leadership and commitment to this market will benefit our customers and employees, and we are committed to a smooth transition over the coming few months.”

Agilent’s network solutions business employs approximately 700 people, with operations in Colorado, the U.K., Singapore and China.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 17,000 employees serve customers in more than 110 countries. Agilent had net revenues of $4.5 billion in fiscal 2009. Information about Agilent is available on the Web at www.agilent.com.

# # #

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.